Exhibit 10.1

July 1, 2020

Mr. Ronald A. Duncan

GCI Liberty, Inc.

12300 Liberty Boulevard

Englewood, Colorado 80112

Re:Personal Use of Company Aircraft

Dear Ron:

This letter (this “Agreement”) sets forth our agreement with respect to your personal use of aircraft (the “Aircraft”) owned or leased by GCI Communication Corp. (“GCC”), on and after the Effective Date (defined below).  This Agreement amends and restates in its entirety the prior aircraft usage letter dated May 6, 2019 between you and GCC.

1.Use of the Aircraft. During the Term (as defined below), you may use up to 100 hours per calendar year worth of flight time (the “Annual Allotment”) on the Aircraft for personal use (“Personal Flight Time”); provided, that during calendar year 2019 you were entitled to use 80 hours of Personal Flight Time. You may schedule Personal Flight Time with GCC’s flight department subject to availability of the Aircraft.  Any unused Annual Allotment for a given calendar year will terminate on December 31 of such year and may not be rolled over into a subsequent calendar year. GCC will have no obligation to continue to own or lease any Aircraft other than pursuant to GCC’s obligations under the Second Amended and Restated Aircraft Lease Agreement between GCI Communication Corp. and 560 Company, Inc., dated May 9, 2011, as amended by the First Amendment, dated November 30, 2018 (together, the “Aircraft Lease Agreement”).
2.IRS Reporting. The fair market value of Personal Flight Time will be reflected as income on your W-2 in accordance with applicable IRS regulations based on the Standard Industry Fare Level formula (SIFL) pursuant to 26 C.F.R. §1.61-21(g) or a comparable successor provision.
3.Term. The term of this Agreement (the “Term”) will be deemed to have commenced on January 1, 2019 (the “Effective Date”) and will expire on the earliest of (i) the date that you cease to be employed by GCC or any of its subsidiaries or, in the case of certain types of termination of employment as provided in your executive employment agreement with GCC dated effective July 1, 2020 (the “Employment Agreement”), the 120th day following such termination and (ii) the date that GCC ceases to own or lease any Aircraft.
4.Compliance with Internal Revenue Code Section 409A.  The in-kind benefits provided under this Agreement (the Personal Flight Time) will be provided by GCC during the time periods set forth in this Agreement.  The amount of in-kind benefits provided in one taxable year shall not affect the in-kind benefits to be provided in any other taxable year and the right to in-kind benefits is not subject to liquidation or exchange for another benefit. Your failure to use the Annual Allotment will not entitle you to any compensation or consideration for the unused hours.

5.Governing Law. This Agreement will be governed by, and will be construed and enforced in accordance with, the laws of the State of Colorado without regard to the conflicts of laws principles of that jurisdiction.
6.Entire Agreement. This Agreement, the Aircraft Lease Agreement and the Employment Agreement constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede any and all previous written or oral representations, promises, agreements or understandings of whatever nature between the parties with respect to the subject matter. This Agreement may not be altered or amended except by an agreement in writing signed by both parties. This Agreement may be signed in counterparts.

If you are in agreement with the foregoing, please execute the enclosed copy of this letter.

Very truly yours,

GCI Communication Corp.

By: /s/ Rebecca Windt Pearson

Rebecca Windt Pearson

General Counsel, Senior Vice President,

Government Relations, and Chief Compliance Officer

Agreed:

/s/ Ronald A. Duncan

Ronald A. Duncan